Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PGT, Inc. 2014 Omnibus Equity Incentive Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of PGT, Inc., and the effectiveness of internal control over financial reporting of PGT, Inc. included in its annual report (Form 10-K) for the fiscal year ended December 28, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Tampa, Florida
May 16, 2014